EXHIBIT 16.1

May 27, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Smith Micro Software, Inc.’s Form 8-K dated May 27, 2005, and have the following comments:

1. We agree with the statements made in the first, third, fourth, fifth and sixth paragraphs.

2. We have no basis to agree or disagree with the statements made in the second paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP